                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            WESTERN RESOURCES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                             Western Resources LOGO

                                                                March [30], 1999

Dear Shareholder:

  I am pleased to present to you this year's Notice of Annual Meeting and Proxy Statement detailed on the following pages. The Annual Meeting will be held on May 4, 1999 at the Manor Conference Center in Topeka, Kansas. I want to extend my thanks for your continued interest in the Company and urge you to participate through your vote.

  Please read the material in this Proxy Statement carefully before voting. It is important that your shares be represented at the meeting whether or not you are able to attend. By promptly filling out and returning the enclosed proxy, you will ensure that your votes are counted. Your cooperation is appreciated.

                                        Sincerely,


                                        Signature

                                        David C. Wittig
                                        Chairman of the Board, President,
                                        and Chief Executive Officer

                            WESTERN RESOURCES, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 4, 1999

  You are invited, as a shareholder of Western Resources, Inc. (the Company), to be present either in person or by proxy at the Annual Shareholders' Meeting, which will be held in the Maner Conference Centre (Kansas Expocentre) located at the southeast corner of Seventeenth and Western, Topeka, Kansas, on Monday, May 4, 1999, commencing at 1:00 o'clock in the afternoon, including any adjournments, postponements, continuations or reschedulings thereof, for the following purposes:

 1. To elect three directors to Class III of the Company's Board of Directors to serve a term of three years;

 2. To approve an amendment to the Restated Articles of Incorporation to increase the authorized shares of common stock;

 3. To approve the adoption of an Employee Stock Purchase Plan;

 4. To approve the adoption of a Short Term Incentive Plan; and

 5. To approve the adoption of amendments to the 1996 Long Term Incentive and Share Award Plan.

  Common and Preferred Shareholders of record at the close of business on March 17, 1999, will be entitled to vote at the meeting.

  It is important that your shares be represented at this meeting. We urge you to exercise your right to vote by promptly marking, dating, signing and returning the enclosed proxy card. No postage is necessary if mailed in the United States. The prompt return of your proxy will save the Company the additional expense of further requests to ensure the presence of a quorum.

                                     By Order of the Board of Directors,

                                     Signature

                                     Richard D. Terrill
                                     Secretary

Topeka, Kansas
March [30], 1999

                                PROXY STATEMENT
                              GENERAL INFORMATION

  The enclosed proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Monday, May 4, 1999, including any adjournments, postponements, continuations or reschedulings thereof, for the purposes set forth in the above notice of meeting. Proxies are revocable at any time before voted. Such right of revocation is not limited or subject to compliance with any formal procedure. The mailing address for the principal executive offices of Western Resources, Inc. (the "Company") is 818 Kansas Avenue, Topeka, Kansas 66612. The approximate mailing date for proxy materials is March [30], 1999.

  The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or electronic media by regular employees of the Company. The Company has engaged the services of Georgeson & Company, Inc., a proxy solicitation firm, to aid in the solicitation of proxies for which the Company will pay an estimated fee up to $9,500 for its services, plus reimbursement of reasonable out-of-pocket expenses. In addition, the Company will reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding proxy material to security owners and obtaining their proxies.

  Common and Preferred Shareholders of record at the close of business on March 17, 1999, are entitled to vote on matters to come before the meeting. On
that date there were outstanding and entitled to vote            shares of
Common Stock, par value $5 per share; 138,576 shares of Preferred Stock, 42% Series, par value $100 per share; 60,000 shares of Preferred Stock, 43% Series, par value $100 per share; and 50,000 shares of Preferred Stock, 5% Series, par value $100 per share.

                                 VOTING RIGHTS

  Proxies solicited by the Board of Directors will be voted "for" each of the proposals presented herein unless shareholders otherwise specify in their proxies.

  Each share of Common and Preferred Stock entitles the holder of record at the close of business on the record date of the meeting to one vote.

  In the event that the votes necessary to approve a proposal have not been obtained by the date of the meeting, the chairman of the meeting may, in his discretion, adjourn the meeting from time to time to permit the solicitation of additional proxies by the Board of Directors.

  Instructions to holders of Common Stock who are participants in the Company's Direct Stock Purchase Plan. All shares of Common Stock credited to a shareholder's account in the Plan as of the record date will be voted in accordance with the specifications indicated on the form of proxy sent to the shareholder if the form of proxy is returned in a timely manner.

                             SHAREHOLDER PROPOSALS

  The 2000 Annual Meeting of Shareholders is tentatively scheduled to be held on May 2, 2000. Specific proposals of shareholders intended to be presented at that meeting must comply with the requirements of the Securities Exchange Act of 1934, the Company's Articles of Incorporation, as amended, and be received by the Company's Corporate Secretary for inclusion in its 2000 proxy materials by December 2, 1999. If the date of the Annual Meeting is changed by more than 30 days, shareholders will be advised promptly of such change and of the new date for submission of proposals. In addition, if a shareholder intends to present a proposal at the 1999 Annual Meeting other than pursuant to Rule 14-8 under the Securities Exchange Act of 1934, and if the proposal is not received by the Company's Secretary between March 15, 1999 and March 30, 1999, then the proxies designated by the Board of Directors of the Company for the 1999 Annual Meeting of Shareholders may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the Proxy Statement for such meeting or on the proxy card for such meeting.

                            1.ELECTION OF DIRECTORS

  The Board of Directors of the Company is divided into three classes (Class I, Class II, and Class III). At each Annual Meeting of Shareholders, the directors constituting one class are elected for a three-year term. The Company's By-Laws provide for the classification of directors into three classes, which shall be as nearly equal in number as possible, and no class shall include fewer than two directors. In accordance with the Restated Articles of Incorporation of the Company, the Board of Directors has set the number of directors at eight.

  Messrs. Frank J. Becker and Louis W. Smith, and Ms. Jane Dresner Sadaka have been nominated for election as directors at the Annual Meeting of Shareholders as Class III directors. Mr. Smith was elected at the Annual Meeting of Shareholders in 1991. Mr. Becker was elected at the Annual Meeting of Shareholders in 1992. Mr. John E. Hayes, Jr., Chairman of the Board of the Company, retired his position as Chairman of the Board in January of 1999, at which time Ms. Sadaka was appointed a director of the Company. Mr. Gene A. Budig, a director of the Company, retired in April of 1998, at which time the number of directors was reduced to nine. Mr. C.Q Chandler, a director of the Company, will retire coincident with the Annual Meeting, at which time the number of directors will be reduced to eight.

  Directors to be elected at the meeting will be elected by the affirmative vote of the holders of a plurality of the shares entitled to vote represented at the meeting in person or by proxy. Any shares not voted (whether by abstention, broker non-votes or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger proportion of the total votes. While it is not expected that any of the nominees will be unable to qualify or accept office, if for any reason one or more are unable to do so, the proxies will be voted for substitute nominees selected by the Board of Directors of the Company.

  The nominees for directors are as follows:

                  Nominees (Class III)--Term Expiring in 2002

Director (age), year first became a director

Frank J. Becker (63), 1992

  President, Becker Investments, Inc.,Lawrence, Kansas; Chairman,       [PHOTO]
  Kansas Turnpike Authority; Director, Douglas County Bank;
  Director, OTR Express; Director, Martin K. Eby Construction Company; Director, IMA Insurance, Inc.; Trustee, Kansas University Endowment Association.

Louis W. Smith (56), 1991

  President and Chief Executive Officer (since July 1997), President     [PHOTO]
  and Chief Operating Officer (July 1995 to July 1997), Ewing
  Marion Kauffman Foundation; and prior to that President, Allied
  Signal Aerospace Company, Kansas City Division, Kansas City,
  Missouri; Director, Commerce Bank of Kansas City; Director,
  Ewing Marion Kauffman Foundation; Director, Kansas City Royals
  Baseball Corporation; Director, H & R Block, Inc.; Trustee,
  University of Missouri-Rolla.

Jane Dresner Sadaka (45), 1999

  Retired Special Limited Partner, Kellner, DiLeo & Co., New York,       [PHOTO]
  New York; Advisory Board Member, Donaldson Lufkin and Jenrette
  Merchant Banking Fund II.

                                Other Directors

                        (Class I)--Term Expiring in 2000

Director (age), year first became a director

John C. Dicus (65), 1990

  Chairman of the Board and Chief Executive Officer, Capitol             [PHOTO]
  Federal Savings [and Loan Association], Topeka, Kansas; Director,
  Security Benefit Group of Companies; Director, Columbian
  National Title Company; Trustee, The Menninger Foundation;
  Trustee, Stormont-Vail Health Care; Trustee, The Kansas
  University Endowment Association.

Russell W. Meyer, Jr. (66), 1992

  Chairman and Chief Executive Officer, Cessna Aircraft Company,         [PHOTO]
  Wichita, Kansas; Director, Public Broadcasting Service; Trustee,
  Wake Forest University.

                       (Class II)--Term Expiring in 2001

Director (age), year first became a director

David H. Hughes (70), 1988
  Retired Vice Chairman, Hallmark Cards, Inc., Kansas City,              [PHOTO]
  Missouri; Director, Hall Family Foundations; Director, Midwest
  Research Institute; Director, Yellow Corporation; Trustee,
  Children's Mercy Hospital; Trustee, Princeton Theological
  Seminary; Trustee, Linda Hall Library.

Thomas R. Clevenger (64), 1975
  Investments, Wichita, Kansas; Director, Security Benefit Group        [Photo]
  of Companies; Trustee and Vice Chairman, The Menninger
  Foundation; Trustee, Midwest Research Institute.

David C. Wittig (43), 1996
  Chairman of the Board (since January 1999), President (since          [Photo]
  March 1996) and Chief Executive Officer (since July 1998);
  Executive Vice President, Corporate Development (May 1995 to
  March 1996) of Western Resources, Inc.; and prior to that Managing Director, Co-head of Mergers and Acquisitions, Salomon
  Brothers Inc; Director, OMX, Inc.; Trustee, The Kansas
  University Endowment Association.

                   BENEFICIAL OWNERSHIP OF VOTING SECURITIES

  Western Resources knows of no beneficial owner of more than 5% of any class of the outstanding Western Resources Voting Stock as of March 17, 1999, other than Franklin Resources, Inc., which, as reported in a 13(G) filing, holds directly or indirectly 6.2% of Western Resources' Common Stock, Par Value $5.00.

  The following information is furnished with respect to each of the director nominees, each of the other current directors, each of the named executive officers, and all current directors and executive officers of Western Resources as a group as to ownership of shares of Western Resources Common Stock as of March 17, 1999.

                                                     Amount and Nature of
   Name of Beneficial Owner                         BeneficialOwnership(1)
   ------------------------------------------------ ----------------------
   Frank J. Becker.................................      13,478 shares(2)
   Charles Q. Chandler.............................       2,647 shares
   Thomas R. Clevenger.............................       5,418 shares
   John C. Dicus...................................       3,443 shares(3)
   Thomas L. Grennan...............................      11,846 shares(4)
   John E. Hayes, Jr...............................     163,638 shares(4)(5)(6)
   David H. Hughes.................................       1,596 shares
   Steven L. Kitchen...............................      56,441 shares(4)(5)
   Carl M. Koupal..................................      56,245 shares(4)(5)
   Russell W. Meyer, Jr............................       4,127 shares
   William B. Moore................................      16,155 shares(4)(7)
   Jane Dresner Sadaka.............................         407 shares
   Louis W. Smith..................................       6,078 shares
   Richard D. Terrill..............................       8,125 shares(4)
   David C. Wittig.................................     305,650 shares(4)(5)(8)
   All directors and executive officers as a
    group..........................................     700,850 shares(9)

--------
(1) Each individual owns less than one percent of the outstanding shares of Western Resources Common Stock. The group owns 1.06% of the outstanding shares of Western Resources Common Stock. No director or executive officer owns any equity securities of Western Resources other than Western Resources Common Stock. Includes beneficially owned shares held in employee savings plans and shares deferred under the Long Term Incentive and Share Award Plan.

(2) Includes 2,400 shares of Western Resources Common Stock held in trusts, of which Mr. Becker is a co-trustee with voting and investment power and excludes stock held in trust by Douglas County Bank, of which Mr. Becker is a director.
(3) Includes 500 shares of Western Resources Common Stock held by Mr. Dicus' spouse, not subject to his voting or investment power.
(4) Includes stock options exercisable currently or within sixty days granted to executive officers as follows: Mr. Grennan, 7,750 shares; Mr. Hayes, 87,667 shares; Mr. Kitchen, 33,333 shares; Mr. Koupal, 26,333 shares; Mr. Moore, 11,290 shares; Mr. Terrill, 6,000 shares; and Mr. Wittig, 87,667 shares.
(5) Includes Restricted Stock granted to executive officers as follows: Mr. Hayes, 42,000 shares; Mr. Kitchen, 14,000 shares; Mr. Koupal, 26,000 shares; Mr. Wittig, 84,000 shares; and 27,000 shares to other executives in the group.
(6) Includes 4,695 shares of Western Resources Common Stock held by Mr. Hayes' spouse, not subject to his voting or investment power.
(7) Includes 644 shares of Western Resources Common Stock held in trust of which Mr. Moore is a co-trustee with shared voting and investment power.
(8) Includes 25,619 shares of Western Resources Common Stock held by Mr. Wittig's spouse, not subject to his voting or investment power.
(9) Includes shares referred to in (2) through (8) above.

  Based solely on Western Resources' review of the copies of reports filed under Section 16(a) of the Exchange Act and written representations that no other reports were required, Western Resources believes that, during the fiscal year ended December 31, 1998, all required filings applicable to its executive officers, directors and owners of more than ten percent of Western Resources Common Stock were made and that such persons were in compliance with the Exchange Act requirements.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

  During 1998, the Western Resources Board met twelve times. Each director attended at least 75% of the total number of board and committee meetings held while he or she served as a director or member of a committee. Members of the Western Resources Board serve on the Audit and Finance, Human Resources, Nominating and Corporate Public Policy Committees.

  The Audit and Finance Committee is currently composed of Mr. Clevenger, Chairman, Mr. Chandler, and Mr. Meyer. This committee reviews internal and independent audits and strategic financial programs. It also recommends the independent auditor for approval by the Western Resources Board. This Committee held six meetings during 1998.

  The Human Resources Committee, currently composed of Mr. Becker, Chairman, Mr. Dicus and Mr. Hughes, reviews the performance of corporate officers and changes in officer compensation and benefits. This committee held five meetings during 1998.

  The Corporate Public Policy Committee is currently composed of Mr. Dicus, Chairman, Mr. Hughes, and Mr. Smith. This committee reviews major strategic programs of Western Resources relating to community relations, marketing, customer relations, corporate contributions and other public affairs issues. This committee held four meetings during 1998.

  The Nominating Committee, currently composed of Mr. Meyer, Chairman, Mr. Clevenger, and Mr. Smith, reviews and recommends nominees for election to the Western Resources Board including nominees recommended by shareowners if submitted in writing to this committee in accordance with the Company's Restated Articles of Incorporation, Bylaws, and SEC and NYSE rules and regulations, in care of Western Resources. This committee held four meetings in 1998.

  Outside Directors' Compensation. Each director who is not also an employee of Western Resources receives an annual retainer fee of $25,000, paid quarterly, and an annual stock award equal to $12,000. The fee paid for attendance at each board meeting is $1,200 and $600 for each meeting held by telephone conference. The fee paid for attendance at each committee meeting is $1,000.

  Pursuant to Western Resources' Outside Directors' Deferred Compensation Plan (the "Plan"), an outside director of Western Resources may elect to defer all, part or none of his or her retainer and/or meeting fees. The Plan is a voluntary participation plan. The Plan is administered by the Human Resources Committee of the Western Resources Board or by such other committee as may be appointed by the Western Resources Board from time to time.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets for the compensation of the named executive officers for the last three completed fiscal years of Western Resources:

                          SUMMARY COMPENSATION TABLE

                                 Annual Compensation           Long Term Compensation
                          --------------------------------- -----------------------------
                                                                   Awards         Payouts
                                                            --------------------- -------
                                                  Other     Restricted Securities             All
                                                  Annual      Stock    Underlying  LTCP      Other
        Name and               Salary   Base   Compensation   Awards    Options   Payouts Compensation
   Principal Position     Year    $       $        $(1)        $(2)      SARs #      $        $(3)
------------------------  ---- ------- ------- ------------ ---------- ---------- ------- ------------
John E. Hayes, Jr.        1998 689,608 114,400   127,095    1,622,250   113,000      --      132,788
Retired Chairman of the
 Board                    1997 546,375 387,103    34,733          --     50,000   76,069      18,096
and Chief Executive
 Officer                  1996 465,000 164,870    25,036          --     25,000   25,177      17,449
David C. Wittig           1998 635,542 114,400    31,312    1,622,250   113,000      --       79,217
Chairman of the Board,
 President                1997 503,094 376,431    12,339          --     50,000   46,141      43,096
and Chief Executive
 Officer                  1996 425,000 148,860     8,432          --     25,000      --      867,449
Steven L. Kitchen         1998 274,467     --     68,423      540,750    31,000      --    1,766,408
Retired Executive Vice
 President                1997 317,833 356,430    12,782          --     23,000   36,799      18,084
and Chief Financial
 Officer                  1996 267,084 112,407    10,027          --     11,500   11,748      16,933
Carl M. Koupal, Jr.       1998 250,125  36,720     4,258      502,125    28,000      --       31,610
Executive Vice President  1997 206,833 349,107     2,418          --     17,000   23,533      17,063
and Chief Administrative
 Officer                  1996 174,167  82,112     3,460          --      8,500    7,464      16,385
William B. Moore          1998 165,167  71,410    11,041          --     12,000      --       17,766
Acting Executive Vice
 President,               1997 159,617 385,368     4,146          --      7,290   21,116      22,376
Chief Financial Officer   1996 151,917  27,228    23,575          --      3,645    6,989      38,683
 and Treasurer
Thomas L. Grennan         1998 163,000  47,481    31,840          --     12,000      --       17,761
Executive Vice
 President,               1997 141,850 355,436     6,650          --      3,750   19,213      12,991
Electric Operations       1996 125,583  16,078     8,602          --      1,875    6,504      10,302
Richard D. Terrill        1998 130,667  17,160     3,910          --      9,000      --       17,177
Vice President, Law       1997 118,633 181,411     1,873          --      3,000   17,564      11,434
and Corporate Secretary   1996 111,217  14,255     2,752          --      1,500    5,834      10,550

--------
(1) The amounts reported for 1998 represent payments for the benefit of each named executive officer for federal and state taxes associated with personal benefits and financial and tax planning in the amounts of $88,017, $7,567, $52,526, $1,719, $1,040, $4,503 and $1,810, respectively;
    and interest (excess of the applicable federal long term interest rate) on deferred compensation for the year in the amounts of $37,578, $23,228, $15,179, $2,078, $10,474, $26,938 and $1,758, respectively.

(2) The aggregate restricted stock awards for each of the named executives at year end were as follows: Mr. Hayes, 42,000 shares; Mr. Wittig, 42,000 shares; Mr. Kitchen, 14,000 shares, and Mr. Koupal, 13,000 shares. Based on the closing price of the Company's Common Stock on December 31, 1998, the shares had an aggregate value of $1,396,500, $1,396,500, $465,000 and $432,250, respectively. This value may not represent the ultimate value of such shares to the employee or the Company. Grants in excess of 15,000 shares are subject to approval by the shareholders of amendments to the Long Term Incentive Plan. The restrictions on the shares lapse on the earlier of the ninth anniversary of date of grant and the date on which the Company Common Stock remains at or above 120% of the grant date market price for 30 consecutive trading days. If the employee leaves the Company, other than as a result of death, disability or retirement, prior to the fourth anniversary of the grant date the shares are forfeited. Dividends are paid on the restricted shares from the date of grant.

(3) The amounts reported for 1998 represent Western Resources' contributions for each of the named individuals under Western Resources' savings plan, a defined contribution plan, in the amount of $4,800 each; a car allowance in the amounts of $13,400, $13,400, $9,964, $12,981, $12,540, $12,540 and
    $12,040, respectively; premiums paid on term life insurance policies in the amounts of $774, $774, $581, $627, $426, $421 and $337, respectively;
    and imputed income on split dollar life insurance policies of $113,814 for Mr. Hayes, $35,243 for Mr, Wittig, $32,763 for Mr. Kitchen, and $13,202 for Mr. Koupal. $1,718,301 for Mr. Kitchen represents severance amounts paid or payable to Mr. Kitchen in connection with his early retirement from the Company following approximately 35 years of service to the Company. With respect to Mr. Wittig, $25,000 represents the cost to the Company of providing supplemental benefits to reimburse Mr. Wittig for lost benefits from Mr. Wittig's prior employer and to attract Mr. Wittig to the Company. In addition, $825,000 in 1996 represents amounts paid to or on behalf of Mr. Wittig under the Company's executive relocation plan. With respect to Mr. Moore, $5,629 in 1997 and $23,325 in 1996 represent amounts paid to or on behalf of Mr. Moore under the Company's executive relocation policy.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                             % of Total
                              Options   Exercise                 Grant
                     Options Granted to    or                     Date
                     Granted Employees    Base                  Present
                       (#)   in Fiscal   Price     Expiration    Value
                       (1)      Year     ($/sh)       Date      ($) (2)
Name                 ------- ---------- -------- -------------- --------
John E. Hayes, Jr.   50,000             $43.125  March 18, 2008 $210,500
                     63,000    14.33%   $38.625  May 5, 2008     237,510
David C. Wittig      50,000             $43.125  March 18, 2008  210,500
                     63,000    14.33%   $38.628  May 5, 2008     237,510
Steven L. Kitchen    23,000             $43.125  March 18, 2008   96,830
                      8,000     3.93%   $38.625  May 5, 2008      30,160
Carl M. Koupal, Jr.  17,000             $43.125  March 18, 2008   71,570
                     11,000     3.55%   $38.625  May 5, 2008      41,470
William B. Moore      7,290             $43.125  March 18, 2008   30,691
                      4,710     1.52%   $38.625  May 5, 2008      17,757
Thomas L. Grennan     7,290             $43.125  March 18, 2008   30,691
                      4,710     1.52%   $38.625  May 5, 2008      17,757
Richard D. Terrill    3,500             $43.125  March 18, 2008   14,735
                      5,500     1.14%   $38.625  May 5, 2008      20,735

--------
(1) Grants in excess of 75,000 shares in a fiscal year are subject to approval by shareholders of the amendment to the 1996 Long Term Incentive and Share Award Plan presented in Item 6.
(2) The grant date valuation was calculated using the Black-Scholes option pricing model, and assumptions called for by paragraph 19 and Appendix B of FAS 123. This calculation does not necessarily follow the same method and assumptions that Western Resources uses in valuing long term incentives for other purposes. Please refer to the Human Resource Committee Report for a description of the 1996 Long Term Incentive and Share Award Plan.

       Annualized stock volatility:                   17.82%
       Time of exercise (option term):                8 Years
       Risk-Free interest rate:                       4.87%
       Stock price at grant date and exercise price:  $43.125  March 18, 2008
                                                      $38.625  May 5, 2008
       Average dividend yield:                        6.16%
       Vesting restrictions:                          3.0 Years*

* One third of options become exercisable at each anniversary date for three years.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                      Shares             Number of Securities
                     Acquired           Underlying Unexercised     Value of Unexercised
                        on     Value          Options at           In-the-Money Options
Name                 Exercise Realized    Fiscal Year-End (#)     at Fiscal Year-End ($)
-------------------  -------- -------- ------------------------- -------------------------
                       (#)      ($)    Exercisable Unexercisable Exercisable Unexercisable
John E. Hayes, Jr.       0        0         33,333       154,667    $108,333      $116,667
David C. Wittig          0        0         33,333       154,667    $108,333      $116,667
Steven L. Kitchen        0        0         15,333        50,167     $49,833       $53,667
Carl M. Koupal, Jr.      0        0         11,333        42,167     $37,333       $39,667
William B. Moore         0        0          4,860        18,075     $15,795       $17,010
Thomas L. Grennan        0        0          2,500        15,125      $8,125        $8,750
Richard D. Terrill       0        0          2,000        11,500      $6,500        $7,000

                               COMPENSATION PLANS

Retirement Plans

  The Company maintains a qualified non-contributory defined benefit pension plan and a non-qualified supplemental retirement plan for certain management employees of the Company, including executive officers, selected by the Board's Human Resources Committee.

  The following table sets forth the estimated annual benefits payable upon specified remuneration based on age 65 as of January 1, 1999 to the named executive officers. The amounts presented do not take into account any reduction for joint and survivorship payments.

         ANNUAL PENSION BENEFIT FROM QUALIFIED AND NON-QUALIFIED PLANS

   Average                                                 Average
   Applicable               Pension                       Applicable                      Pension
   Compensation             Benefit                      Compensation                     Benefit
   ------------             --------                     ------------                     -------
   $150,000                 $ 52,330                        700,000                       451,900
    200,000                  123,400                        750,000                       462,750
    250,000                  154,250                        800,000                       493,600
    300,000                  185,100                        850,000                       524,450
    350,000                  215,950                        900,000                       555,300
    400,000                  246,800                        950,000                       586,150
    450,000                  277,650                      1,000,000                       617,000
    500,000                  308,500                      1,050,000                       647,850
    550,000                  339,350                      1,100,000                       678,700
    600,000                  370,200                      1,150,000                       709,550
    650,000                  401,050                      1,200,000                       740,400

  The supplemental retirement plan provides a retirement benefit at or after age 65, or upon disability prior to age 65, in an amount equal to 61.7% of final three-year average cash compensation, reduced by existing Company pension benefits (but not social security benefits), such amount to be paid to the employee or his designated beneficiaries for the employee's life with a 15-year term certain. The percentage of final three-year average compensation to be paid, before reduction for Company pension benefits, is 50% for a 50 year old, increasing to 61.7% for a 65 year old. An employee retiring at or after age 50, but before age 65, may receive a reduced benefit, payable in the same form. The supplemental plan vests 10% per year after five years of service until fully vested with 15 years of service or at age 65. Payments are reduced by 5% per year if commenced prior to age 60, but no earlier than age
50. The supplemental plan also pays a death benefit if death occurs before retirement, equal to 50% of the employee's previous 36 month average cash compensation (or the vested retirement benefit percentage, whichever is higher) to his or her beneficiary for 180 months following his death. All of the individuals listed in the compensation table are covered by the qualified and supplemental retirement plans. In the event of a change in control of the Company, participants may be deemed to be 65 years of age as of the date of such change in control for purposes of vesting and benefits.

  Benefits payable from the qualified pension plan are limited by provisions of the Internal Revenue Code, as amended (the "Code"). The non-qualified supplemental retirement plan provides for the payment of retirement benefits calculated in accordance with the qualified pension plan which would otherwise be limited.

  The years of service as of January 1, 1999 for the persons named in the cash compensation table are as follows: Mr. Hayes, 9 years; Mr. Wittig, 4 years; Mr. Kitchen, 35 years; Mr. Koupal, 7 years; Mr. Moore, 21 years; Mr. Grennan, 25 years; and Mr. Terrill, 19 years.

  In accordance with the supplemental retirement plan, Mr. Hayes will receive a retirement benefit equal to 60% of his average annual compensation during the 36 months immediately preceding his retirement. In accordance with an agreement with Mr. Kitchen, Mr. Kitchen was fully vested in the supplemental retirement plan and will receive a retirement benefit of 61.7% of final three year average compensation.

Change in Control Agreements

  The Company has entered into change in control agreements with its executive officers to ensure their continued service and dedication to the Company and their objectivity in considering on behalf of the Company any transaction which would result in a change in control of the Company. Under the agreements, during the twelve-month period after a change in control, the executive officer would be entitled to receive a lump-sum cash payment and certain insurance benefits if such officer's employment were terminated by the Company other than for cause or upon death, disability, or retirement; or by such executive officer for good reason (as defined therein).

  Upon such termination, the Company must make a lump-sum cash payment to the executive officer, in addition to any other compensation to which the officer is entitled, of (i) two (three in the case of certain executive officers) times such officer's base salary, (ii) two (three in the case of certain executive officers) times the average of the bonuses paid to such executive officer for the last three fiscal years, and (iii) the actuarial equivalent of the excess of the executive officer's accrued pension benefits, computed as if the executive officer had two (three in the case of certain executive officers) additional years of benefit accrual service, over the executive officer's vested accrued pension benefits. In addition, the Company must offer health, disability and life insurance coverage to the executive officer and his or her dependents on the same terms and conditions that existed immediately prior to the termination for two (three in the case of certain executive officers) years, or, if earlier, until such executive officer is covered by equivalent benefits.

Split Dollar Life Insurance Program

  The Company established a split dollar life insurance program for the benefit of the Company and certain of its officers, including executive officers. Under the split dollar life insurance program, the Company has purchased a life insurance policy on the insured's life and, upon termination of the policy or the insured's death, the insured's beneficiary is entitled to a death benefit in an amount equal to the face amount of the policy reduced by the greater of
(i) all premiums paid by the Company and, (ii) the cash surrender value of the policy, which amount, at the death of the employee or termination of the policy, as the case may be, will be returned to the Company. The Company retains an equity interest in the death benefit and cash value of the policy to secure this repayment obligation.

  Subject to certain conditions, beginning on the earlier of (i) 3 years from the date of the policy or (ii) the first day of the calendar year next following the date of the insured's retirement, the insured is allowed to transfer to the Company from time to time, in whole or in part, his interest in the death benefit under the policy at a discount equal to $1 for each $1.50 of the portion of the death benefit for which the insured may designate the beneficiary, subject to adjustment based on the total return to shareowners from the date of the policy. Any adjustment would result in an exchange of no more than one dollar for each dollar of death benefit nor less than one dollar for each two dollars of death benefit. At December 31, 1998, the Company had accrued $57 million under this program. The program has been designed such that upon the insured's death the Company will recover its premium payments from the policy and any amounts paid by the Company to the insured for the transfer of his interest in the death benefit.

                       HUMAN RESOURCES COMMITTEE REPORT

  The Company's executive compensation programs are administered by the Human Resources Committee of the Board of Directors (Committee), which is composed of three non-employee directors. The Committee reviews and approves all issues pertaining to executive compensation. The objective of the Company's three compensation programs (base salary, short term incentive, and long term incentive) is to provide compensation which enables the Company to attract, motivate and retain talented and dedicated executives, foster a team orientation toward the achievement of business objectives, and directly link the success of the Company's executives with that of the Company's shareholders.

  The Company extends participation in its long term and short term incentive programs to certain key employees in addition to executive officers based on the potential to contribute to increasing shareholder value.

  The Committee in structuring the Company's compensation plans takes into consideration Section 162(m) (which disallows the deduction of compensation in excess of $1,000,000 except for certain payments based upon performance goals) of the Code and other factors the Committee deems appropriate. As a result some but not all of the Company's compensation plans comply with Section 162(m). Consistent with the Company's philosophy regarding Section 162(m), the Board is presenting for shareholder approval the proposals set forth in Items 4 and 5 below so as to enable certain short term and long term awards to be deductible by the Company notwithstanding the limitation of Section 162(m).

Base Salary Compensation

  A base salary range is established for each executive position to reflect the potential contribution of each position to the achievement of the Company's business objectives and to be competitive with the base salaries paid for comparable positions in the national market by diversified consumer services companies, with emphasis on electric energy and monitored security services with annual total revenues comparable to those of the Company. Some, but not all, of such companies are included in the Standard & Poor's Electric Companies Index. The Company utilizes industry information for compensation purposes. Not all companies comprising such index participate in making available such industry information. In addition, the Company considers information of other companies with which the Committee believes it competes for executives, and is therefore relevant, but is not part of such industry information. The mid-point for each base salary range is intended to approximate the average base salary for the relevant position in the national market. Industry surveys by national industry associations are the primary source of this market information. The Committee has also utilized the services of an independent compensation consultant to provide national market data for executive positions and to evaluate the appropriateness of the Company's executive compensation and benefit programs.

  Within the established base salary ranges, actual base salary is determined by the Company's financial performance in relation to attainment of specific goals, such as earnings-per-share and total return to shareholders, and a subjective assessment of each executive's achievement of individual objectives and managerial effectiveness. The Committee annually reviews the performance of the Chairman and Executive Officers. The Committee, after consideration of the financial performance of the Company, and such other subjective factors as the Committee deems appropriate for the period being reviewed, establishes the base compensation of such officers.

  In reviewing the annual achievement of each executive and setting the new base annual salary levels for 1998, the Committee considered each individual's contribution toward meeting the Board-approved budgeted financial plan for the previous year, total return to shareholders, earnings per share, customer satisfaction, compliance with the Company's capital financial plan, the construction budget, and the operation and maintenance budgets, the individual's management effectiveness and the individual's base compensation compared to the national market.

Annual Incentive Compensation

  All executive officers are eligible for annual incentive compensation.

  The primary form of short term incentive compensation is the Company's Short Term Incentive Plan for employees, selected by the Committee, including the executive officers listed in the table, who have an opportunity to directly and substantially contribute to the Company's achievement of short term objectives. Short term incentives are structured so that potential compensation is comparable with short term compensation granted to comparable positions in the national market. Short term incentives are targeted to approximate the median in the national market. Some, but not all, of such companies are included in the Standard and Poor's Electric Companies Index.

  Messrs. Hayes and Wittig were eligible for an annual short term incentive target of 80% of base salary. Other participants are eligible for annual short term incentive targets ranging from 15% to 60% of base salary. For executive officers 20% of the annual incentive is tied to the attainment of individual goals and management skill. The balance is based upon the Company's achievement of financial goals established annually by the Committee. Awards in excess of the targets may be payable if the financial goals set by the Committee are exceeded.

  Changes in annual incentive compensation to the named individuals in 1998 compared to 1997 resulted from an individual's relative attainment of his or her goals and the Company failing to meet its earnings per share and shareholder value goals.

  The Board is recommending in Item 4 below the approval by the Company's shareholders of a new 1999 Short Term Incentive Plan to serve as a vehicle for making annual incentive compensation awards to employees who are or are expected to become covered by Section 162(m) of the Code. If such approval is obtained, certain annual incentive compensation awards will be made to such employees pursuant to the new plan. Annual incentive compensation awards to other employees (and other awards not intended to comply with Section 162(m) will continue to be made under the existing Short Term Incentive Plan.

Long Term Incentives

  Long term incentive compensation is offered to employees who are in positions which can affect the long term success of the Company, through the formation and execution of the Company's business strategies. The Long Term Incentive and Share Award Plan is the principal method for long term incentive compensation, and compensation thereunder currently takes the form of stock options, dividend equivalents and restricted stock grants. The purposes of long term incentive compensation are to: (1) focus key employees' efforts on performance which will increase the value of the Company to its shareholders; (2) align the interests of management with those of the shareholders; (3) provide a competitive long term incentive opportunity; and (4) provide a retention incentive for key employees.

  All non-union employees are eligible for grants under the Long Term Incentive and Share Award Plan. Under the Plan, at the beginning of each incentive period, stock based awards are provided to such participants and in such amounts as the Committee deems appropriate. The number and form of awards vary on the basis of position and pay grade. The level of total compensation for similar executive positions in comparable companies was used as a reference in establishing the level of stock options, dividend equivalents and restricted stock for Company executives.

  The Long Term Incentive and Share Award Plan has been established to advance the interests of the Company and its shareholders by providing a means to attract, retain, and motivate employees and directors upon whose judgment, initiative and effort the continued success, growth and development of the Company is dependent. The use of a stock option approach as a significant component of compensation creates a strong and direct linkage between the financial outcomes of the employees and the shareholders.

  Current options vest and become exercisable ratably over a three year period. Dividend equivalents are also granted. The value of a single dividend equivalent is equal to a percentage of accumulated dividends that would have been paid or payable on a share from the date of grant through the date of exercise, not to exceed ten years. The restrictions on the restricted shares lapse on the earlier of the ninth anniversary of date of grant and the date on which the Company's Common Stock remains at or above 120% of the grant date market price for 30 consecutive trading days. If the employee leaves the Company, other than as a result of death, disability or retirement, prior to the fourth anniversary of the grant date the restricted shares are forfeited. In the event of a change of control, stock options, dividend equivalents and restricted shares may accelerate and vest.

Chief Executive Officer

  Mr. Wittig has been the Chief Executive Officer of the Company since July 1998. Mr. Wittig's base salary and his annual short term incentive compensation are established annually. In recommending the base salary to be effective July 1, 1998, while not utilizing any specific performance formula and without ranking the relative importance of each factor, the Committee took into account relevant salary information in the national market and the Committee's subjective evaluation of Mr. Wittig's overall management effectiveness in his position as President of the Company and his achievement of individual goals. Factors considered included his continuing leadership as President of the Company and his contribution to strategic direction, management of change in an increasingly competitive environment, control of expenses, management of operations, and the overall productivity of the Company. The Committee also took into account the recommendations made by an independent compensation consultant following a review of the Company's compensation plans. Mr. Wittig's base salary, prior to becoming Chief Executive Officer, was increased in 1998 by $62,750 or 12%. Upon becoming Chief Executive Officer on July 1, 1998, Mr. Wittig's base salary was increased by $138,000 or 24%.

  With respect to Mr. Wittig's 1998 short term incentive compensation, the Committee took into account the above performance achievements, and the Company failing to meet its earnings per share and shareholder value goals. Under the Long Term Incentive and Share Award Plan, Mr. Wittig was granted 113,000 stock options and dividend equivalents and 42,000 restricted shares.

  Mr. Hayes was the Chief Executive Officer of the Company from October 1989 until June 1998. Mr. Hayes' base salary and his annual short term incentive compensation was established annually. In recommending the base salary to be effective March 1, 1998, while not utilizing any specific performance formula and without ranking the relative importance of each factor, the Committee took into account relevant salary information in the national market and the Committee's subjective evaluation of Mr. Hayes' overall management effectiveness and achievement of individual goals.

Factors considered included his continuing leadership and contribution to strategic direction, management of change in an increasingly competitive environment, control of expenses, management of operations, and the overall profitability of the Company. The Committee also took into account the recommendations made by an independent compensation consultant following a review of the Company's compensation plans. Mr. Hayes' base salary increased in 1998 by $152,350 or 27%.

  With respect to Mr. Hayes' 1998 short term incentive compensation, the Committee took into account the above performance achievements, and the Company failing to meet its earnings per share and shareholder value goals. Under the Long Term Incentive and Share Award Plan, Mr. Hayes was granted 113,000 stock options and dividend equivalents and 42,000 restricted shares.

                               Western Resources, Inc. Human Resources
                               Committee

                               Frank J. Becker      David H. Hughes

                                 Chairman             John C. Dicus

Performance Graph

  Shown below is a line-graph presentation comparing the Company's cumulative, five-year total returns on an indexed basis* with the Standard & Poor's 500 stock index and Standard & Poor's Electric Companies Index.

                                    [GRAPH]

Western Resources         100.00    87.85   109.23   108.12   160.31   131.02
S&P 500                   100.00   101.32   139.40   171.41   228.59   293.92
S&P Electric Companies     100.0    86.93   113.96   113.77   143.62   165.85
                        12/31/93 12/31/94 12/31/95 12/31/96 12/31/97 12/31/98

* Assumes $100 invested on December 31, 1993. Total return assumes reinvestment of dividends.

2. PROPOSAL TO APPROVE AN AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

  The Board of Directors of the Company has unanimously adopted a proposal to amend the Company's Restated Articles of Incorporation and has directed that this proposed amendment be submitted to the shareholders of the Company at the Annual Meeting of the Shareholders. As described below, the proposed amendment would increase the authorized shares of the Company's common stock (the "Common Stock") from 85,000,000 shares to 150,000,000 shares of Common Stock. This amendment will not affect the number of authorized shares of preferred stock of the Company.

Proposed Amendment.

  If this proposal is adopted, the first sentence of Article VI of the Restated Articles of Incorporation will be amended to read as follows:

  "The amount of capital stock of this Corporation shall be 160,600,000 shares of which 150,000,000 shares is Common Stock of the par value of Five Dollars ($5.00) each, 4,000,000 shares is Preference Stock without par value, 600,000 shares is preferred stock of the par value of One Hundred Dollars ($100) each and 6,000,000 shares is preferred stock without par value, all such preferred stock being termed "Preferred Stock."

Purpose and Effect of the Proposed Amendment.

  The Board of Directors believes that this amendment is in the best interest of the Company and its shareholders because it would provide greater flexibility to the Board of Directors to issue additional equity securities, for example, to raise additional capital, to provide stock related employee benefits, to effect stock splits of the outstanding Common Stock, and to effect acquisitions of other businesses if favorable opportunities become available. Although there are no present arrangements, agreements or understandings for issuance of such additional shares, the Board of Directors believes that the availability of the additional authorized shares for issuance upon approval of the Board of Directors without the necessity for, or the delay inherent in, a meeting of the Company's shareholders will be beneficial to the Company and its shareholders by providing the Company with the flexibility required to consider promptly and respond to future business needs and opportunities as they arise. As of the Record Date, after giving effect to approximately 11,959,272 shares of Common Stock reserved for issuance under the Company's direct stock purchase plan and employee benefit plans, the Company had approximately 6,937,554 shares of Common Stock available for issuance.

Previous Approval of Increase in Authorized Shares.

  At the July 30, 1998 Special Meeting of Shareholders of the Company, the shareholders of the Company voted in favor of a proposal with respect to an amendment of the Company's Restated Articles of Incorporation to increase, immediately prior to the Western Resources Share Issuance in connection with the proposed acquisition of Kansas City Power & Light Company ("KCPL") by the Company, the authorized number of shares of the Company's Common Stock from 85,000,000 shares to 300,000,000 shares. The approval of the amendment by the shareholders at the July 30, 1998 meeting was made, and remains, contingent upon the consummation of the proposed acquisition. If the presently proposed amendment to increase the authorized shares of Common Stock from 85,000,000 shares to 150,000,000 shares is approved, upon the consummation of the KCPL acquisition, the authorized shares of Common Stock of the Company will be increased to 300,000,000 shares, consistent with the prior approval by the Company's shareholders.

Anti-Takeover Effect.

  The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock of the Company currently authorized. Although the Board will authorize the issuance of additional shares of Common Stock based on its judgment as to the best interests of the Company and its shareholders, the issuance of shares of Common Stock could have a dilutive effect on the earnings per share, book value per share and the equity and voting power of existing holders of Common Stock. Holders of Common Stock are not now and will not be entitled to preemptive rights to purchase shares of any authorized capital stock of the Company. In addition, the issuance of additional shares of Common Stock could, in certain instances, render more difficult or discourage a merger, tender offer or proxy contest and thus potentially have an "anti-takeover" effect, especially if shares of Common Stock were issued in response to a potential takeover. Such an issuance could deter the types of transactions that may be proposed, could discourage or limit the participation of the Company's shareholders in certain types of transactions that might be proposed (such as a tender offer) regardless of whether such transaction were favored by the majority of the shareholders and could enhance the ability of the Company's officers and directors to retain their positions. For example, without further shareholder approval, the Board could sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized shares of Common Stock has been prompted by business and financial considerations and not by any known or threatened hostile takeover attempt, shareholders should be aware that the approval of this proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices.

  If the proposed amendment is approved by the Company's shareholders, the Board does not presently intend to seek further shareholder approval with respect to any particular issuance of shares of Common Stock, unless required by applicable law, by regulatory authorities, or by the policies, rules and regulations of the NYSE.

VOTE REQUIRED FOR APPROVAL

  As provided under the Kansas General Corporation Code, the Restated Articles of Incorporation, the By-Laws of the Company and the rules of the NYSE, as applicable, approval of the proposed amendment requires the affirmative vote of a majority of the outstanding shares of the Company's Common Stock entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have the same effect as votes cast against approval of the proposed amendment.

  The Board of Directors of the Company, by a unanimous vote, recommends a vote FOR this amendment.

3. PROPOSAL TO APPROVE THE ADOPTION OF THE EMPLOYEE STOCK PURCHASE PLAN

  On July 16, 1997, the Company's Board of Directors adopted the Western Resources, Inc. Employee Stock Purchase Plan (the "ESPP"), subject to shareholder approval. The Company intends to implement the ESPP on April 1, 1999, subject to shareholder approval. The ESPP will provide a means for eligible employees of the Company and designated subsidiaries to purchase shares of the Company's Common Stock under favorable terms through payroll deductions or cash payments. The Board believes that adoption of the ESPP will promote the interests of the Company and its shareholders by assisting the Company in attracting, retaining and stimulating the performance of employees and by aligning employees' interests through their purchases of Common Stock with the interests of shareholders. Shareholder approval of the ESPP is required in order for options granted under the ESPP to qualify for favorable tax treatment under the Code.

Shares Subject to the Plan.

  The Company's shareholders are being asked to authorize the issuance of up to 1,250,000 shares of Common Stock under the ESPP, subject to adjustment from time to time for stock dividends, recapitalization, merger, spin-off, and certain other changes in capitalization as provided in the ESPP.

Administration.

  The ESPP will be administered by the Human Resources Committee of the Board of Directors or such other committee as may be appointed by the Board of Directors to administer the applicable Company share-based plans (the "Committee"). The Committee is authorized to administer and interpret the ESPP and to make such rules and regulations as it deems necessary to administer the ESPP.

Eligibility.

  The ESPP is an employee benefit program that enables qualified employees of the Company and its subsidiaries designated by the Committee to purchase shares of Common Stock at a discount through payroll deductions or cash payments without incurring broker commissions. To participate, an employee must have been employed for at least one year at the beginning of the offering period and the employee's customary employment must be for more than 20 hours each week and five months in any calendar year (unless the Committee determines otherwise on a uniform and nondiscriminatory basis). An employee is not eligible to continue participation in the ESPP in the event his or her employment is voluntarily or involuntarily terminated, or if such employee owns or will own, as a result of such participation, shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any related corporation. Employees represented by bargaining units do not currently participate in the ESPP. Currently, approximately 918 of the Company's employees are eligible to participate in the ESPP, including each of the named executive officers. Non-employee directors of the Company are not eligible to participate in the ESPP.

Stock Purchases.

  The ESPP will be implemented through a series of offerings. The length of each offering period will be established by the Committee. During these offering periods, participating employees accumulate funds in an account used to buy Common Stock through payroll deductions or cash payments at a rate selected by the employee (subject to such maximums and minimums as the Committee may prescribe). No participating employee may be granted an option to purchase Common Stock that permits the employee to purchase in any calendar year under the ESPP shares of Common Stock with an aggregate fair market value (determined at the time such option is granted) in excess of $25,000.

  At the end of each offering period, the market price of the Company's Common Stock is determined and the participating employees' accumulated funds (including any interest that may be credited under rules prescribed by the Committee) are used to purchase the appropriate number of shares of Common Stock. The purchase price per share of Common Stock under the ESPP will be established by the Committee, but may not be less than the lower of 85% of the per share fair market value of the Common Stock on either the first day of the offering period or the last day of the offering period. The average of the high and low prices of a share of Common Stock on March 2, 1999 was $28.0625 as reported on the NYSE.

Amendment and Termination.

  The Board of Directors has the power to amend, suspend or terminate the ESPP, provided that the Board may not amend the ESPP without shareholder approval if such approval is required by Section 423 of the Internal Revenue Code of 1986, as amended.

Effective Date; Term of the Plan.

  The ESPP shall become effective April 1, 1999, subject to shareholder approval. The ESPP will continue in effect until March 31, 2009, unless sooner terminated by the Board of Directors.

Federal Income Tax Consequences.

  The Company intends that the ESPP qualify as an "employee stock purchase plan" under Section 423 of the Code. Section 423 allows an employer to grant options to its employees to purchase company stock at a stipulated price without having the employees realize taxable income at the time the option is granted or when exercised. The basis of the stock received on exercise of an option under the ESPP is the exercise price paid for the stock. The Code imposes a holding period for favorable tax treatment upon disposition of Common Stock acquired under the ESPP equal to the later of two years after the grant date or one year after the purchase date. When the Common Stock is sold after this holding period, the employee will realize ordinary income up to the amount of any discount (up to a maximum of 15%) from the fair market value of Common Stock as of the grant date. Any further gain is taxed at long term capital gain rates. If the stock is sold before the holding period expires, the employee will realize ordinary income to the extent of the difference between the price actually paid for the stock and the fair market value of the stock at the purchase date, regardless of the price at which the stock is sold; and any further gain would be capital gain (short term or long term, depending on the holding period). If the sale price is less than the fair market value of the stock on the purchase date, the employee will realize a capital loss equal to such difference.

  The Company may not take a deduction for the difference between the fair market value of the Common Stock on the date of purchase by the employee and the purchase price paid for the Common Stock by the employee unless the employee disposes of the stock before the statutory holding periods expire.

VOTE REQUIRED FOR APPROVAL

  As provided under the Kansas General Corporation Code, the Restated Articles of Incorporation, the By-Laws of the Company and the rules of the NYSE, as applicable, approval of the ESPP requires the affirmative vote of a majority of the shareholders voting at the Annual Meeting. Abstentions and broker non-votes will have no effect on the approval of the ESPP.

  The Board of Directors recommends that shareholders vote FOR approval of the adoption of the Western Resources, Inc. Employee Stock Purchase Plan.

4. PROPOSAL TO APPROVE THE ADOPTION OF THE WESTERN RESOURCES, INC. 1999 SHORT TERM INCENTIVE PLAN

  The Board of Directors adopted the Western Resources, Inc. 1999 Short Term Incentive Plan (the "Short Term Plan") on January 27, 1999, subject to shareholder approval. The Company is seeking shareholder approval of the Short Term Plan to qualify compensation paid under the Plan as "performance-based" compensation not subject to the limitation on deductibility for federal income tax purposes of certain executive compensation in excess of $1 million under
Section 162(m) of the Code. The new Short Term Incentive Plan is intended to serve as a vehicle for making certain annual incentive compensation awards to employees who are or are expected to become subject to Section 162(m). Annual incentive compensation awards to other employees (as well as other awards not intended to qualify under Section 162(m)) will continue to be made under the Company's existing short term incentive compensation plan.

Purpose.

  The purpose of the Short Term Plan is to motivate key executives, managers, and select exempt employees to achieve the highest level of performance to further the achievement of the Company's goals, objectives, and strategies. The Short Term Plan is designed to reward exceptional performance using financial incentives to supplement base compensation. Also, the Short Term Plan will enhance the ability of the Company to attract new executive talent when needed. In addition, the Short Term Plan is intended to benefit the Company in the pursuit of its goals and objectives by stimulating and motivating officers and select employees, which will in turn enhance productivity and promote the retention of experienced and qualified executive talent in a cost effective and efficient manner. A further purpose of the Plan is to serve as a qualified "performance-based" compensation program under
Section 162(m) of the Code.

Administration.

  The Short Term Plan is administered by the Committee. The Committee will have full and complete discretion (subject to the terms of the Plan) to determine the persons to whom awards shall be granted, to grant awards under the Short Term Plan, to determine the terms, conditions, restrictions and performance goals relating to each award, and to interpret and apply the terms of the Plan.

Eligibility.

  The Committee may grant awards under the Short Term Plan to the Chief Executive Officer of the Company and the other four most highly compensated officers of the Company and its subsidiaries who are subject to Section 162(m) of the Code as well as to any other salaried employees or groups of salaried employees as the Committee may designate. Currently, approximately six of the Company's employees would be eligible to participate in the Short Term Plan, including each of the named executive officers. Non-employee directors of the Company are not eligible to participate in the Short Term Plan.

Awards.

  Not later than 90 days after the beginning of each calendar year (or such other date as may be required or permitted by Section 162(m) of the Code), the Committee will determine the persons to whom awards will be made for that calendar year (the "Participants"), select one or more performance measures, establish objective written performance goals with respect to each selected performance measure, and establish in writing the award opportunities and other terms of the awards to be made to each Participant. The performance measures which may serve as determinants of a Participant's award opportunities are limited to: total shareholder return, earnings per share, operating income, net income, pro forma net income, return on shareholders' equity, return on designated assets, shareholder value added, revenues, capital gains, expenses, operating profit margin, operating cash flow, net profit margin, and achievement of operational strategies in terms of control of accidents, lost time and customer satisfaction. The performance goals may be determined by reference to the performance of the Company or of a division or unit of the Company. The selected goals may be different for different Participants. Performance goals will include a threshold level below which no payment will be made, a level of performance at which the target payment will be made and a maximum level of performance above which no additional amount will be paid. Unless the Committee determines otherwise, a Participant's award opportunity will be expressed in terms of a percentage of the Participant's eligible compensation. The Committee may adjust performance goals, to the extent consistent with Section 162(m) of the Code, to account for extraordinary events affecting the determination of performance. The maximum amount payable to any Participant in respect of all awards (other than Insurance-Related Awards described below) under the Short Term Plan in respect of any calendar year is $2.8 million.

Payment of Awards.

  Payments in respect of awards (other than Insurance-Related Awards described below) earned under the Plan will be made in cash following the calendar year for which the award was granted. Before payment is made the Committee must certify in writing the extent to which the Participant has satisfied the performance goals, and payment will be made only to the extent the award has been earned on account of attainment of such performance goals. The Committee may not increase the amount payable under an award above the amount actually earned by the Participant.

  If a Participant ceases to be continually employed by the Company (other than as a result of a Company-approved leave of absence or the Participant's death, disability or retirement under the Company pension plan's early or normal retirement provisions), the Participant shall forfeit all rights to the award for the calendar year not then ended. If the Participant dies, becomes disabled or retires under the Company pension plan's early or normal retirement provisions during a calendar year, his or her award for that year will be prorated to reflect the period of participation prior to termination.

Insurance-Related Awards

  In addition to the awards described above, the Committee may make awards ("Insurance-Related Awards") to such eligible employees as the Committee may select pursuant to which amounts earned by the Participant shall be applied to the purchase of life insurance policies on the Participant's life in which the Participant will have an interest as discussed below. Such Insurance-Related Awards shall be made within the same time periods as other incentive awards under the Short Term Plan, and the Participant's entitlements under such Insurance-Related Awards shall be conditioned on such objective written performance goals as the Committee shall establish. The maximum amount of compensation that may be earned by any Participant in respect of all Insurance-Related Awards for any calendar year shall be $10 milllion. The Committee shall select the applicable performance measure or measures from the same list of available measures described above.

  Following the calendar year for which the Insurance-Related Award was granted, the Committee will determine the amount earned by the Participant that is to be applied toward the purchase of a life insurance policy on the life of the Participant. Before a policy is so purchased, the Committee must certify in writing the extent to which the Participant has satisfied the performance goals, and the purchase will be made only to the extent the award has been earned on account of attainment of such performance goals.

  As a condition to the purchase of a life insurance policy on the life of a Participant, the Participant must enter into an agreement with the Company in such form as the Committee determines in its sole discretion. Unless the Committee determines otherwise, such agreement shall include the following:

(i) The Company will be the owner of the policy and will be entitled, upon the death of the Participant, to the portion of the death benefit equal to the sum of (A) the greater of the total amount of the premiums paid by the Company under the policy (as adjusted for interest at a rate determined by the Committee) or the cash surrender value of the policy, reduced in either case by any indebtedness against the policy existing at the time of the Participant's death (including any interest due on such indebtedness) together with (B) the amount of any death benefit sold to the Company by the Participant. The balance of the death benefit shall be payable to the beneficiary or beneficiaries designated by the Participant.

(ii) The Participant will have the right to sell to the Company at a price determined under a formula established in the agreement all or a portion of his interest in the death benefit under the Policy, subject to such terms and conditions as the Committee may determine.

Amendment and Termination.

  The Board of Directors may from time to time and at any time alter, amend, suspend, discontinue, or terminate the Short Term Plan; provided, however, that any amendment which requires shareholder approval in order to comply with Code Section 162(m) shall not be effective unless approved by the shareholders. The Board of Directors may not modify or terminate the Short Term Plan to the extent doing so would adversely affect the rights of a Participant to an outstanding award.

Effective Date.

  The Short Term Plan is effective January 1, 1999, subject to shareholder approval. Any awards granted under the Short Term Plan prior to such shareholder approval shall be of no effect if such shareholder approval is not obtained.

Federal Income Tax Consequences.

  In respect of awards (other than Insurance-Related Awards) under the Short Term Plan, a Participant will recognize ordinary income for federal income tax purposes in an amount equal to the amount paid to the Participant under the Short Term Plan. The Company generally will be entitled to a corresponding federal income tax deduction at the time of the payment. The Short Term Plan has been drafted and is intended to be administered to enable payments under the Short Term Plan to qualify as "performance-based" compensation for purposes of Section 162(m) of the Code. Section 162(m) of the Code disallows a public company's deductions for employee remuneration exceeding $ 1,000,000 per year for the chief executive officer and the four other most highly compensated executive officers, but contains an exception for "performance-based" compensation.

  The federal income tax treatment of the Insurance-Related Awards will depend on the specific terms of the applicable arrangements. It is expected that a Participant will not realize taxable income upon the purchase of a life insurance policy by the Company but would have taxable income each year equal to the term life insurance value of the current life insurance protection. In addition, a Participant would have ordinary compensation income in an amount equal to the amounts received under the Insurance-Related Awards upon the sale of any portion of the death benefit to the Company. The Company could not deduct its premium payments to purchase the life insurance policy or the term life insurance value, but could deduct the amounts paid to the Participant upon the sale of any portion of the death benefit to the Company. Neither the Company nor the beneficiary of the Participant would realize taxable income on the death benefit payable upon the death of the Participant.

VOTE REQUIRED FOR APPROVAL

  As provided under the Kansas General Corporation Code, the Restated Articles of Incorporation, the By-Laws of the Company and the rules of the NYSE, as applicable, approval of the Short Term Plan requires the affirmative vote of a majority of the shareholders voting at the Annual Meeting. Abstentions and broker non-votes will have no effect on the approval of the Short Term Plan.

  The Board of Directors recommends the shareholders vote FOR approval of the adoption of the Western Resources, Inc. 1999 Short Term Incentive Plan.

5. PROPOSAL TO APPROVE THE ADOPTION OF AMENDMENTS TO THE 1996 LONG TERM INCENTIVE AND SHARE AWARD PLAN

  The 1996 Long Term Incentive and Share Award Plan (the "Long Term Plan") was approved by the Company's shareholders at their annual meeting held on May 7, 1996. The purposes of the Long Term Plan are to advance the interests of the Company and its shareholders by providing a means to attract, retain and motivate employees and directors of the Company and certain of its subsidiaries and affiliates upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent.

  As a part of this proposal, the Company's shareholders are being asked to approve an increase in the number of shares of the Company's common stock reserved for issuance under the Long Term Plan and in certain other limitations. Such increases are desirable due to the significant expansion in the class of employees receiving awards under the Long Term Plan and the developing practice of paying a significant portion of the base compensation of certain employees in the form of stock and stock equivalents under the Long Term Plan. In 1998, all non-union employees of the Company received awards of stock options under the Long Term Plan. In addition, in 1999, the Human Resources Committee of the Board of Directors approved the recommendations of management that a significant percentage of officers' and key employees' base compensation be paid in stock or stock equivalents under the Long Term Plan. The Company currently anticipates that the practice of paying a portion of base compensation in the form of stock or stock equivalents will in the future be expanded to a broad range of employees.

  The Long Term Plan permits the grant of a number of types of awards to participants, including stock options, stock appreciation rights, restricted shares, restricted share units, performance shares, performance units, dividend equivalents, and other stock-based awards. The Long Term Plan as currently in effect places certain limitations on the awards that may be granted under the Long Term Plan: (i) the total number of shares of the Company's stock reserved for issuance (the "Overall Limitation") is limited to 3,000,000 shares, (ii) the maximum number of shares of the Company's stock with respect to which stock options and stock appreciation rights may be granted during any calendar year to any eligible employee (the "Option/SAR Limitation") is limited to 75,000 shares, and (iii) the maximum number of shares of the Company's stock (or the equivalent in value) with respect to which restricted shares and performance shares may be granted during any calendar year to any eligible employee (the "Performance/Restricted Share Limitation") is limited to 15,000 shares. These limitations are subject to adjustment in the event of stock dividends, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off or certain other corporate transactions or events. The Board of Directors believes that (A) the Overall Limitation and the Option/SAR Limitation should be increased, and (B) the Performance/Restricted Share Limitation should both be increased and applied only to performance shares, performance units, restricted shares and restricted share units intended to qualify for the "performance-based" compensation exception under Section 162(m) of the Code. Qualifying "performance-based" compensation is not subject to the $1 million limitation on the deductibility of certain compensation payable to any of the named executive officers under Section 162(m) of the Code. Shareholder approval of the Overall Limitation is required in order to qualify certain stock options as incentive stock options for federal income tax purposes. Shareholder approval of the Option/SAR Limitation and the Performance/Restricted Share Limitation is required in order to qualify awards of stock options, stock appreciation rights, performance shares, performance units and performance-based restricted shares and restricted share units as "performance-based" compensation for purposes of Section 162(m) of the Code.

  A further condition for qualifying performance shares and performance units, and performance-based restricted shares and restricted shares units, as "performance based" compensation for purposes of Section 162(m) of the Code is that the shareholders must approve the possible performance criteria for such awards. Accordingly, the Board of Directors is proposing to add to the Long Term Plan a list of performance criteria from which the Committee may select in making performance-based awards. Under the proposed amendment, the list of performance criteria would be the same as those under the Short Term Plan.

  The proposed amendment to the Long Term Plan amends the Long Term Plan in the following respects:

  (i) The Overall Limitation is increased from 3,000,000 shares to 5,000,000 shares;

  (ii) The Option/SAR Limitation is increased from 75,000 shares to 350,000 shares;

  (iii) The Performance/Restricted Share Limitation is increased from 15,000 shares to 60,000 shares (or the equivalent in value) and is to be applied only to performance shares, performance units, restricted shares, and restricted share units intended to qualify as "performance-based" compensation under Section 162(m) of the Code; and

  (iv) A list of performance criteria is added to the Plan, from which list the Committee is to select the criterion or criteria to be used in setting the performance goals for performance shares and performance units as well as for performance-based restricted shares and restricted share units. The following is the list of criteria set forth in the proposed amendment: total shareholder return, earnings per share, operating income, net income, pro forma net income, return on shareholders' equity, return on designated assets, shareholder value added, revenues, capital gains, expenses, operating profit margin, operating cash flow, net profit margin, and achievement of operational strategies in terms of control of accidents, lost time and customer satisfaction. These criteria may be determined by reference to the Company or a subsidiary or affiliate of the Company or of a division or unit of any of the foregoing.

VOTE REQUIRED FOR APPROVAL

  As provided under the Kansas General Corporation Code, the Restated Articles of Incorporation, the By-Laws of the Company and the rules of the NYSE, as applicable, approval of the proposed amendment requires the affirmative vote of a majority of the shareholders voting at the Annual Meeting. Abstentions and broker non-votes will have no effect on the approval of the proposed amendment.

  The Board of Directors recommends that the shareholders vote FOR approval of the amendment.

7. OTHER BUSINESS

  The Board of Directors does not know of any other matters to come before the meeting. If, however, any other matters properly come before the meeting, it is the intentions of the persons named in the enclosed proxy to vote the same in accordance with their judgment on such other matters.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP has acted as the Company's independent auditors since 1958, and has been recommended by the Audit and Finance Committee, approved by the Board of Directors and engaged by the Company as the Company's and its wholly-owned subsidiaries' independent public accountants for 1999. Representatives of Arthur Andersen LLP will be in attendance at the Shareholders' meeting, will be available to respond to appropriate questions from Shareholders and will be permitted to make a statement at the meeting if they desire to do so.

                       ANNUAL REPORT TO THE SHAREHOLDERS

  The Annual Report of the Company for the year ended December 31, 1998, was mailed to shareholders on March [30], 1999. The Report contains financial statements audited by Arthur Andersen LLP, independent public accountants.

  Whether or not you expect to be present at the 1999 Annual Meeting, you are requested to date, sign, and return the enclosed proxy card. Your prompt response will be much appreciated.

                                          By Order of the Board of Directors,

                                          Signature

                                          Richard D. Terrill

                                          Secretary

Topeka, Kansas
March [30], 1999

                              FORM OF PROXY CARD

[LOGO] Western Resources

Dear Shareholder:

  The Western Resources, Inc. Annual Meeting of Shareholders will be held in the Maner Conference Center (Kansas Expocentre) located at the southeast corner of Seventeenth and Western, Topeka, Kansas, at 1:00 p.m. on May 4, 1999.

  Common and Preferred Shareholders of record on March 17, 1999, are entitled to vote, in person or by proxy, at the meeting. The proxy card attached to the bottom of this page is for your use in designating proxies and providing voting instructions. The attached proxy card serves both as a proxy designation for Shareholders of record, including those holding shares through the Direct Stock Purchase Plan and as voting instructions for the participants in the Western Resources, Inc. 401(k) Employees' Savings Plan.

  Participants in the employee savings plan are entitled to direct the Trustee how to vote their shares.

  The Board of Directors recommends a vote FOR all proposals.

  Please indicate your voting preferences on the proxy card, sign, date, and return it in the enclosed envelope.

                      t FOLD AND TEAR ALONG PERFORATION t

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

The Board of Directs recommends a vote FOR all proposals.

Please mark your choice as in this example. n
Will Attend Annual Meeting [_]

1. To elect three directors to class III of the Company's Board of Directors to serve a term of three years;

2. To approve an amendment to the Restated Articles of Incorporation to increase the authorized shares of common stock;

3. To approve the adoption of an Employee Stock Purchase Plan;

4. To approve the adoption of Short Term Incentive Plan; and

5. To approve the adoption of amendments to the 1996 Long Term Incentive and Share Award Plan.

Signature                       Date

Signature                       Date

Please mark, date and sign as your names appear hereon and return in the enclosed envelope. Give full title if signing for a corporation or as attorney, executor, administrator, guardian or in any other capacity.
     (Instructions on Reverse Side)
                      t FOLD AND TEAR ALONG PERFORATION t

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                            WESTERN RESOURCES, INC.

  Solicited by the Board of Directors for use at the Annual Meeting of Shareholders of Western Resources, Inc.--May 4, 1999, at 1:00 p.m. in the Maner Conference Center (Kansas Expocentre) located at the southeast corner of Seventeenth and Western, Topeka, Kansas.

  The undersigned hereby appoints David C. Wittig, William B. Moore, and Richard D. Terrill and any one or more of them, attorneys and proxies, with the full power of substitution and revocation in each, for and on behalf of the undersigned, and with all the powers the undersigned would possess if personally present, including discretionary power upon other matters properly coming before the meeting, to vote at the above Annual Meeting and any adjournment(s) thereof all shares of Common and Preferred Stock of Western Resources, Inc. that the undersigned would be entitled to vote at such meeting. This proxy also provides voting instructions for shares held by the undersigned in the employee savings plan. The undersigned acknowledges receipt of the Notice and Proxy State dated March [30], 1999.

  The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed prosy is returned such shares will be voted FOR all proposals.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

 Forward this card to: Corporate Election Services, P.O. Box 3230, Pittsburgh,
                                   PA 15230.